EXHIBIT 21



                           Subsidiaries of the Company


                                                          Jurisdiction of
Subsidiaries                           Percentage Owned   Incorporation
------------                           ----------------   -----------------

Sun National Bank                      100%                 United States

Med-Vine, Inc.(1)                      100%                 Delaware

Sun Capital Trust                      100%                 Delaware

Sun Capital Trust II                   100%                 Delaware

Sun Capital Trust III                  100%                 Delaware

Sun Financial Services, L.L.C.(1)      100%                 New Jersey

2020 Properties, L.L.C.(1)             100%                 New Jersey



(1)  Wholly-owned subsidiary of Sun National Bank.